Exhibit 99.1

Vista Equity Partners Completes Acquisition of Xactly

SAN JOSE, Calif. — July 31, 2017 – Xactly (NYSE: XTLY), a leading provider of cloud-based incentive solutions, today announced that it has been acquired by Vista Equity Partners (“Vista”), a leading private equity firm focused on investments in software, data and technology-enabled businesses. The transaction, originally announced on May 30, 2017, was completed on July 31, 2017. Xactly’s stockholders approved the acquisition on July 28, 2017.

The acquisition - which combines Xactly’s product and industry leadership with Vista’s strategic and operational expertise for high-growth SaaS companies - begins the next phase of growth for Xactly, in which the company will continue to focus on innovation and thought leadership in cloud-based incentive compensation solutions.

“Twelve years ago, we set out on a mission to transform the way companies approach incentive compensation,” said Christopher W. Cabrera, founder and CEO of Xactly. “Joining Vista marks a significant milestone on our journey. Vista is the ideal partner to accelerate our growth initiatives while we continue to forge a new era of sales and employee performance management.”

“We see tremendous value in the cloud-based, performance management solutions that Xactly delivers to its customers,” said Brian Sheth, Co-Founder and President of Vista. “We are excited to welcome Xactly into the Vista portfolio of software companies and look forward to working with the management team as they continue to build upon the strong foundation they have established.”

With the completion of the transaction, Xactly’s common stock will cease trading and no longer be listed on the New York Stock Exchange.

Goldman Sachs Middle Market Lending Corp. acted as Collateral Agent for the senior credit facility issued to support the acquisition. J.P. Morgan Securities LLC served as exclusive financial advisor and Wilson Sonsini Goodrich & Rosati served as legal advisor to Xactly. Kirkland & Ellis LLP served as legal advisor to Vista.

About Xactly

Headquartered in San Jose, California, Xactly (NYSE: XTLY) is a leading provider of enterprise-class, cloud-based, incentive compensation solutions for employee and sales performance management. Named a leader in Gartner’s Magic Quadrant for Sales Performance Management software, Xactly addresses a critical business need to incentivize employees and align their behaviors with company goals. Our products allow organizations to make more strategic decisions, increase employee performance, improve margins, and mitigate risk.

Our core values are key to our success, and each day we’re committed to upholding them by delivering the best we can to our customers. To learn more about Xactly and the latest issues and trends in SPM software, follow us on Twitter, Facebook, and subscribe to the Xactly blog.

About Vista Equity Partners

Vista Equity Partners, a U.S.-based investment firm with offices in Austin, San Francisco, Chicago, and Oakland with more than $30 billion in cumulative capital commitments, currently invests in software, data and technology-enabled organizations led by world-class management teams with long-term perspective. Vista is a value-added investor, contributing professional expertise and multi-level support towards companies realizing their full potential. Vista’s investment approach is anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions, and proven management techniques that yield flexibility and opportunity in private equity investing. For more information, please visit www.vistaequitypartners.com.